Forum Energy Technologies to Delay Issuance of Fourth Quarter and Full
Year 2023 Earnings Release and Investor Conference Call;
Provides Preliminary Results and 2024 Guidance
Preliminary Full Year 2023 Results
•Revenue: $739 million, a 6% year-over-year increase
•Orders: $724 million and book-to-bill ratio of 98%
•Adjusted EBITDA: between $67 and $69 million
•Results delayed for finalization of valuation allowance reserve release, if any
•No meaningful impact to above results expected

First Quarter and Full Year 2024 Guidance
•First Quarter 2024 Revenue and Adjusted EBITDA: $200 to $220 million and $23 to $27 million
•2024 Adjusted EBITDA and Free cash flow: $100 to $120 million and $40 to $60 million

HOUSTON, TEXAS, February 19, 2024 - Forum Energy Technologies, Inc. (NYSE: FET) today announced that it will delay the issuance of its fourth quarter and full year 2023 earnings release and investor conference call. Additional time is required to quantify, if any, the impact to income tax and net income from adjusting valuation allowance reserves in an international jurisdiction. No meaningful impact to revenue, adjusted EBITDA, or free cash flow is expected. FET expects to issue its fourth quarter and full year 2023 results and host its investor conference call around March 1, 2024.
Fourth quarter 2023 revenue was $185 million, a $6 million increase from the third quarter. Adjusted EBITDA for the fourth quarter 2023 is expected to be in the range of $15 to $17 million. Free cash flow for the fourth quarter 2023 was $9 million.
We are forecasting 2024 adjusted EBITDA of $100 to $120 million and free cash flow of $40 to $60 million. Overall, our forecast assumes a flat global market during the year. We anticipate average rig count to be down 5% in the U.S., up slightly in the international markets, and flat in Canada. With the upcoming commissioning of the Trans Mountain pipeline expansion, we expect to see oil sands activity increase in the second half of the year. For the first quarter, we forecast FET revenue and adjusted EBITDA of $200 to $220 million and $23 to $27 million, respectively.

FET (Forum Energy Technologies) is a global manufacturing company, serving the oil, natural gas, industrial and renewable energy industries. With headquarters located in Houston, Texas, FET provides value added solutions aimed at improving the safety, efficiency, and environmental impact of our customers' operations. For more information, please visit www.f-e-t.com.
Non-GAAP Financial Measures
The Company presents its financial results in accordance with GAAP. However, management believes that non-GAAP measures are useful tools for evaluating the Company's overall financial performance. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for those prepared in accordance with GAAP and should, therefore, be considered only as a supplement. Please see the attached schedule for reconciliation between net cash provided by operating activities and free cash flow, before acquisitions.
The unaudited financial information presented above for the fourth quarter and full year 2023 reflects estimates based upon preliminary information available to the Company as of the date hereof, is not a comprehensive statement of the Company’s financial results or position as of or for the quarter or year ended December 31, 2023, and has not been audited or reviewed by the Company’s independent registered public accounting firm. The Company’s consolidated financial statements and operating data as of and for the quarter and year ended December 31, 2023 may vary from the preliminary financial information provided herein due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter and full year 2023 are finalized. Such variation may be material; accordingly, investors should not place undue reliance on these preliminary estimates.
Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.
These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Company Contact
Rob Kukla
Director of Investor Relations
281.994.3763
rob.kukla@f-e-t.com

Forum Energy Technologies, Inc.
Free cash flow
(Unaudited)

Three months ended
(in millions of dollars)	December 31, 2023
Free cash flow, before acquisitions, reconciliation (1)
Net cash provided by operating activities	$11.3
Capital expenditures for property and equipment	(2.4)
Free cash flow, before acquisitions	$8.9

(1) The Company believes free cash flow, before acquisitions is an important measure because it encompasses both profitability and capital management in evaluating results.

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